SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of earliest event reported: April 24, 2018

Actua Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640, Radnor, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Arrangement with Chief Executive Officer

In connection with Actua Corporation’s (the “Company’s”) ongoing wind-down of its operations following a change of control that occurred in December 2017, on April 26, 2018, the Company entered into a Change in Employment Arrangement Agreement and General Release with Walter W. Buckley, III, the Company’s Chief Executive Officer (such agreement, the “New Buckley Agreement”). Pursuant to the New Buckley Agreement, (1) the Company and Mr. Buckley entered into a broad mutual release of claims, (2) Mr. Buckley agreed to restrictive covenants regarding competition, solicitation of employees and confidential information, (3) Mr. Buckley’s existing employment agreement with the Company dated February 28, 2007, as amended on December 18, 2008, June 18, 2010 and February 28, 2014 (the “Existing Buckley Agreement”) was terminated, (4) Mr. Buckley’s salary was reduced to $120,000 per year, effective May 1, 2018, and (5) the Company agreed to pay Mr. Buckley the cash amount that otherwise would have been payable under the Existing Buckley Agreement pursuant to a termination of employment without cause or for good reason in connection with a change of control. Under the New Buckley Agreement, Mr. Buckley would not be entitled to any cash severance in connection with his termination of employment in the future, but the Company would be required in certain circumstances to provide Mr. Buckley with reimbursement for the employer portion of premiums for continued medical and dental insurance benefits under COBRA for a specified period of time following his termination.

The foregoing description of the New Buckley Agreement does not purport to be complete and is qualified in its entirety by the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Employment Arrangement with Chief Financial Officer

In connection with the Company’s ongoing wind-down of its operations following a change of control that occurred in December 2017, on April 26, 2018, the Company entered into a Change in Employment Arrangement Agreement and General Release with R. Kirk Morgan, the Company’s Chief Financial Officer (such agreement, the “New Morgan Agreement”). Pursuant to the New Morgan Agreement, (1) the Company and Mr. Morgan entered into a broad mutual release of claims, (2) Mr. Morgan agreed to restrictive covenants regarding competition, solicitation of employees and confidential information, (3) Mr. Morgan’s existing employment letter with the Company dated March 10, 2017 (the “Existing Morgan Agreement”) was terminated, (4) Mr. Morgan’s salary was reduced to $120,000 per year, effective May 1, 2018, and (5) the Company agreed to pay Mr. Morgan the cash amount that otherwise would have been payable under the Existing Morgan Agreement in connection with a termination of employment without cause. Under the New Morgan Agreement, Mr. Morgan would not be entitled to any cash severance in connection with his termination of employment in the future, but the Company would be required in certain circumstances to provide Mr. Morgan with reimbursement for the employer portion of premiums for continued medical and dental insurance benefits under COBRA for a specified period of time following his termination.

The foregoing description of the New Morgan Agreement does not purport to be complete and is qualified in its entirety by the agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Termination of Omnibus Equity Compensation Plan

On April 24, 2018, the Board of Directors of the Company approved the termination, effective immediately, of the Company’s Seventh Amended and Restated Omnibus Equity Compensation Plan.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Change in Employment Arrangement Agreement and General Release dated April 26, 2018, by and among Actua Corporation, Actua USA Corporation and Walter W. Buckley, III

Exhibit 10.2	Change in Employment Arrangement Agreement and General Release dated April 26, 2018, by and among Actua Corporation, Actua USA Corporation and R. Kirk Morgan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

ACTUA CORPORATION

Date: April 30, 2018	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary